Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-260839

Prospectus Supplement No. 3

(To Prospectus dated March 30, 2022)

VIVID SEATS INC.

This prospectus supplement updates, amends and supplements the prospectus dated March 30, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-260839). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend, and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on June 8, 2022, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our shares of Class A common stock are listed on The Nasdaq Global Select Market under the symbol “SEAT.” On June 7, 2022, the closing sale price of our Class A common stock was $8.85 per share. Our Vivid Seats Public IPO Warrants are listed on the Nasdaq Global Select Market under the symbol “SEATW.” On June 7, 2022, the closing sale price of our public warrants was $2.16 per warrant.

Investing in shares of our Class A common stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 5 of the Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 8, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2022

Vivid Seats Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40926	86-3355184
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 N. Canal Street
Suite 800
Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 312 291-9966

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	SEAT	The NASDAQ Stock Market LLC
Warrants to purchase one share of Class A common stock	SEATW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.07.	Submission of Matters to a Vote of Security Holders

Vivid Seats Inc. (the “Company”) held its Annual Meeting of Stockholders (the “Annual Meeting”) on June 7, 2022. For more information on the following proposals, see the Company’s proxy statement dated April 27, 2022. A total of 193,410,002 shares of the Company’s common stock were present electronically or represented by proxy at the Annual Meeting, representing 97.99% percent of the Company’s outstanding common stock as of the April 12, 2022 record date. At the Annual Meeting, the following proposals were adopted by the votes specified below:

Proposal 1. Election of Directors

The Company’s stockholders elected each of the following directors as a Class I director to serve until the Company’s 2025 Annual Meeting. The results of the voting were as follows:

Name	Number of Shares Voted For	Number of Shares Withheld	Broker Non-Votes
Stanley Chia	179,974,271	6,698,869	6,736,862
Jane DeFlorio	185,251,593	1,421,547	6,736,862
David Donnini	177,144,935	9,528,205	6,736,862

Proposal 2. Ratification of Appointment of Independent Registered Public Accounting Firm

The Company’s stockholders approved the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

For	Against	Abstain
193,365,499	275	44,228

Broadridge Financial Services acted as independent proxy tabulator and Inspector of Election at the Annual Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Vivid Seats Inc.

Date: June 8, 2022	By:	/s/ Lawrence Fey
Lawrence Fey
Chief Financial Officer